Exhibit 99.1

Shapeways Holdings, Inc. Announces Reductions in Force and Reports Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

New York, NY, December 20, 2023 – Shapeways Holdings, Inc. (NASDAQ: SHPW) (“Shapeways” or the “Company”), a leader in the large and fast-growing digital manufacturing industry, today announced that on December 15, 2023, the Board of Directors of the Company approved a reduction in force as part of the Company’s cost-reduction initiatives, initiated in the third quarter of this year, intended to reduce operating expenses. These initiatives included a previous reduction in force completed in October 2023, a reduction of new hires, and a reduction in non-critical capital and discretionary operating expenditures.

As a result of the cost reduction initiatives, the Company reduced its current workforce by approximately 33 employees, representing approximately 24% of the Company’s global non-production workforce (or approximately 15% of the Company’s total global workforce).

The Company currently estimates that it will incur one-time cash charges of approximately $0.45 million in connection with the reductions in force, primarily consisting of notice period and severance payments, employee benefits, and related costs. The Company expects that the majority of these charges will be incurred in the fourth quarter of 2023 and that the reduction in force will be substantially complete by the end of the first quarter of 2024, subject to notice periods, and local law and consultation requirements, which may extend the process beyond the end of 2023. The charges the Company expects to incur are subject to assumptions, including local law requirements, and actual charges may differ from the estimate above.

In aggregate, the reduction in force, combined with the elimination of certain open positions, is expected to result in approximately $6.2 million in annual cash operating expense savings.

In addition, on December 20, 2023 (the “Date of Grant”), the Company granted inducement stock options covering an aggregate of 25,625 shares of Shapeways’ common stock to 14 newly hired non-executive employees.

The awards were granted under Company’s 2022 New Employee Equity Incentive Plan (the “Inducement Plan”), which provides for the granting of equity awards to new employees of Shapeways by the Company’s compensation committee in accordance with Nasdaq Listing Rule 5635(c)(4). Each of the stock options granted as referenced in this press release has an exercise price of $2.09, the closing price of Shapeways’ common stock on the date prior to the Date of Grant. Each stock option vests over a four-year period, with one-fourth of the shares vesting on the first anniversary of the employee’s start date (the “First Vesting Date”), and the remaining shares vesting in thirty-six equal monthly installments over the next three years, commencing with the first month following the First Vesting Date, subject to continued employment with the Company through the applicable vesting dates.
About Shapeways
Shapeways is a leader in the large and fast-growing digital manufacturing industry combining high quality, flexible on-demand manufacturing powered by purpose-built proprietary software which enables customers to rapidly transform digital designs into physical products, globally. Shapeways makes industrial-grade additive manufacturing accessible by fully digitizing the end-to-end manufacturing process, and by providing a broad range of solutions utilizing 12 additive manufacturing technologies and approximately 120 materials and finishes, with the ability to easily scale new innovation. To date, Shapeways has delivered over 24 million parts to 1 million customers in over 180 countries. To learn more, please visit https://www.shapeways.com.

Exhibit 99.1
Contact Information
Investor Relations
investors@shapeways.com
Media Relations
press@shapeways.com

Exhibit 99.1
Source: Shapeways, Inc.
Special Note Regarding Forward-Looking Statements

Certain statements included in this press release are not historical facts and are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, regarding the Company's efforts to improve its cost structure, cost-reduction initiatives, expected charges and savings related to its reduction in force, and the timing of when such charges are expected to be recognized, are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, financial, geopolitical, legal, and market conditions, including supply chain disruptions and inflationary or recessionary pressures; the timing of full implementation of the reduction in force; any unintended consequences from the reduction in force that may impact Shapeways’ business; and those factors discussed under the heading "Risk Factors" in Shapeways’ most recent Form 10-K, most recent Form 10-Q, and other documents Shapeways has filed, or will file, with the SEC. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know, or that the Company currently believes are immaterial, that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements reflect the Company's expectations, plans, or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon forward-looking statements.